Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WASTECH, INC

FIRST: The name of the corporation is WASTECH, INC.

SECOND: The corporation is organized pursuant to the Oklahoma General Corporation Act.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of the State of Oklahoma.

FOURTH: The corporation shall be authorized to issue two classes of stock as follows: two hundred million (200,000,000) shares of Common Stock, par value $0.01, and one million (1,000,000) shares of Preferred Stock, par value $0.01.

The Board of Directors of the corporation shall have full authority, to the extent permitted by law, to increase, decrease or otherwise adjust the capital stock of the corporation, to designate the classes or series thereof and to determine whether all or any part of such stock shall have voting powers, full or limited, or no voting powers, and to determine such designations, and such powers, preferences, relative, participating or optional, or other special rights and the qualifications, limitations or restrictions thereof as the Board shall from time to time determine in duly adopted resolutions.

At any time and from time to time when authorized by resolution of the Board of Directors and without any action by its shareholders, the corporation may issue or sell any shares of its capital stock of any class or series, whether out of the unissued shares thereof authorized by the Certificate of Incorporation of the corporation as originally filed or by an amendment thereof or out of shares of its capital stick acquired by it after the issue thereof, and whether or not the shares thereof so issued or sold shall confer upon the holders thereof the right to exchange or convert such shares for or into other shares of capital stock of the corporation of any class or classes or any series thereof. When similarly authorized, but without any action but its shareholders, the corporation may issue or grant rights, warrants or options, in bearer or registered or such other form as the Board of Directors may determine, for the purchase of shares of the capital stock of any class or series of the corporation within such period of time, or without limit as to time, to such aggregate number of shares, and at such price per share, as the Board of Directors may determine. Such rights, warrants or options may be issued or granted separately or in connection with the issue of any bonds, debentures, notes, obligations or other evidences of indebtedness or shares of the capital stock of any class or series of the corporation and for such consideration and on such terms and conditions as the Board of Directors in its sole discretion may determine. In each case, the consideration to be received by the corporation for any such shares so issued or sold shall be such as shall be fixed from time to time by resolution of the Board of Directors.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

    To adopt, amend or repeal the Bylaws of the corporation.
    To authorize and cause to be executed or granted mortgages, securities interests and liens upon the real and personal property of the corporation.
    To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
    By a majority of the whole Board of Directors, to designated one or more committees, each committee to consist of one (1) or more of the directors of the corporation. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
    When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders' meeting duly called upon such notice as is required by law, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property or assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 1106 of Title 1108 of the Oklahoma Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statues order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors and/or on all the shareholders or class of shareholders of this corporation, as the case may be, and also on this corporation.

SEVENTH: Meetings of shareholders may be held within or without the State of Oklahoma, as the Bylaws may provide. The books of the corporation may be kept (subject to applicable law) inside or outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation. Elections of directors need not be written ballot unless the Bylaws of the corporation shall so provide.

EIGHTH: To the extent permitted by law, no contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because the directors or officers or their votes are counted for such purpose.

NINTH: The Board of Directors is expressly authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement to the extent and in the manner permitted by the laws of the State of Oklahoma

TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Oklahoma, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of this corporation.

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the shareholders herein are granted subject to this reservation.

TWELFTH: The street address of the initial registered office of the Corporation is 7229 Border Street, Muskogee, Muskogee County, Oklahoma 74401, and the registered agent of the Corporation at such address is Gary Mays.

THIRTEENTH: The name and address of the incorporator is Gregory J. Gibson, 492 McClurg Road, Youngstown, Ohio 44512.

FOURTEENTH: The mailing address of the initial principal office of the Corporation is 3 Broad Street, Suite 3-A, Charleston South Carolina 29401.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation.

This 8th day of March 2004.

/s/ Gregory J. Gibson

Gregory J. Gibson, Incorporator